Exhibit 99.1

FOR IMMEDIATE RELEASE

ICR, LLC

for Alimera Sciences

John Mills

310-954-1105

John.Mills@icrinc.com

ALIMERA SCIENCES AGREES TO SELL $40 MILLION OF CONVERTIBLE PREFERRED STOCK

Company Hosting Analyst Day Today in NYC to Discuss Update on ILUVIEN Market

Opportunity in Europe; Webcast Available for Replay

Dr. Garheng Kong to join Board of Directors upon Closing

ATLANTA, July 18, 2012 — Alimera Sciences, Inc., (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that it has entered into a securities purchase agreement (Purchase Agreement) with a group of institutional investors, including both existing and new investors, for a $40 million Series A Convertible Preferred Stock (Series A Preferred) financing. Alimera intends to use the net proceeds of this offering to fund the development and commercialization of ILUVIEN® and for the other working capital purposes permitted under the Purchase Agreement. Palo Alto Investors acted as the lead investor in the offering, with Sofinnova Ventures and New Enterprise Associates also participating.

“We are very excited to announce this financing to provide the necessary capital to launch ILUVIEN in Europe,” said Dan Myers, Alimera’s President and Chief Executive Officer. “Over the last several months we have performed extensive market research on the market opportunity for ILUVIEN in Europe and our findings have exceeded our initial internal expectations. During this research, physicians indicated that their greatest unmet need in treating DME is a therapy that can provide a sustained duration of effect and acknowledged that they need a therapy beyond laser and anti-VEGF for the sizeable population that has chronic macular edema. As a result, we intend to proceed with the direct commercialization of ILUVIEN in the United Kingdom, France and Germany, to the extent that ILUVIEN has received French and German approval, in 2013.”

The Purchase Agreement provides for the sale of 1,000,000 shares of the Company’s Series A Preferred and warrants to purchase an additional 300,000 shares of Series A Preferred. For each unit consisting of one share of Series A Preferred and a Warrant to purchase .30 of a Share of Series A Preferred, the Investors have agreed to pay $40.00, resulting in gross proceeds to the Company of approximately $40 million, before deducting expenses payable by the Company.

Each share of Series A Preferred is initially convertible into approximately 13.75 shares of the Company’s common stock, based on an initial conversion price of $2.91 per share. The conversion price is subject to standard broad-based weighted average anti-dilution adjustments, as well as other standard adjustments in the event of changes to the Company’s capital structure. The warrants are exercisable upon issuance at an exercise price of $44 per Series A Preferred share, provided, however, that the warrants may be exercised, at the option of the holders, directly for the common stock that would otherwise then be issuable upon conversion of the Series A Preferred covered by such warrants.

The Series A Preferred is entitled to receive dividends and other distributions pro rata with the common stock, is not redeemable and may not be converted at the option of the Company, but is subject to mandatory conversion upon the achievement of certain future milestones.

Upon the closing of the financing, Alimera’s Board of Directors will be expanded to 9 members and Dr. Garheng Kong, MD, PhD, managing member of Sofinnova Venture Partners, will be elected to fill the new Board seat. Prior to joining Sofinnova in 2010, Dr. Kong was a general partner at Intersouth Partners, where he led the first institutional investor round in Alimera.

“Alimera is entering into an important phase of commercialization, and I am very pleased to serve as a member of this Board of Directors,” said Dr. Kong. “We believe that ILUVIEN’s efficacy and duration of activity, compared to current therapies, will offer patients suffering from chronic diabetic macular edema better outcomes with less discomfort and inconvenience. Alimera has an outstanding management team, and I look forward to again working closely with them in the coming months and years to drive the company and its products forward.”

The closing of the financing is subject to customary closing conditions, including the approval of the holders of a majority of the outstanding shares of common stock of the Company, as required under the applicable regulations of The NASDAQ Global Market, at a special meeting of the stockholders of the Company. Stockholders holding approximately 56% of the Company’s common stock, as of July 17, 2012, have entered into separate agreements with the Company whereby they have agreed to vote all of their shares in favor of the transaction.

The analyst day webcast will be archived on the Investor Relations section of the corporate website, at http://www.alimerasciences.com, through August 15, 2012.

About ILUVIEN®

ILUVIEN (190 micrograms fluocinolone acetonide intravitreal implant in applicator) is a sustained release intravitreal implant used to treat chronic DME. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound.

Clinical trial data from the FAME Study showed that in patients with chronic DME at month 30, after receiving the ILUVIEN implant, 38 percent of patients experienced an improvement from baseline in their best corrected visual acuity on the Early Treatment of Diabetic Retinopathy Study (ETDRS) eye chart of 15 letters or more. At the completion of the 36-month study, 34 percent had achieved the same result. This effect was highly statistically significant as compared to the sham control group, which received laser and other intravitreally administered therapies.

In July 2010, the Marketing Authorization Application (MAA) was submitted to seven European countries via the DCP with the U.K. MHRA serving as the RMS. The MAA included data from two Phase 3 pivotal clinical trials (collectively known as the FAME™ Study) for ILUVIEN conducted by Alimera. The trials involved 956 patients in sites across the United States, Canada, Europe and India to assess the efficacy and safety of ILUVIEN for the treatment of DME. Based on a consensus arrived upon by the RMS and the CMS, the MHRA issued its Final Assessment Report that ILUVIEN is approvable. Three countries, Austria, Portugal and the United Kingdom have granted marketing authorization for ILUVIEN to date. ILUVIEN has not been approved by the United States Food and Drug Administration.

About FAME™ Safety

Safety was assessed among those patients treated with ILUVIEN who were in the subgroup of patients with DME for three years or more and were considered to have chronic DME. Intraocular pressure (IOP) increases to 30 millimeters of mercury (mmHg) or greater at any time point were seen in 12.7% of these patients by month 36, compared to 18.4% in the full ILUVIEN treated patient population. By month 36, 3.6% of these patients had undergone an incisional surgical procedure to reduce elevated IOP, compared to 4.8% in the full patient population. The incidence of cataracts among patients with a natural lens in their eye at the start of the study was 84.1% at month 36, with 87.3% undergoing a cataract operation, compared to 81.7% and 80.0%, respectively, in the full patient population.

About DME

DME, the primary cause of vision loss associated with diabetic retinopathy, is a disease affecting the macula, the part of the retina responsible for central vision. When the blood vessel leakage of diabetic retinopathy causes swelling in the macula, the condition has progressed to DME. The onset of DME is painless and may go undetected by the patient until it manifests with the blurring of central vision or acute vision loss. The severity of this blurring may range from mild to profound loss of vision. As the population of people with diabetes increases, it is anticipated that the annual incidence of diagnosed DME will increase.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is an intravitreal implant containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera's commercial plans for ILUVIEN in Europe. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera's ability to commercialize (alone or with others), and market acceptance of, ILUVIEN in Europe, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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